Exhibit 99.7

Nomination Notice dated March 10, 2016

Spear Point Capital Management LLC

400 Poydras Street, Suite 2100

New Orleans, LA 70130

March 10, 2016

Via Email, Facsimile and Federal Express

Board of Directors

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention:                                         Eric F. Lundberg, Chief Financial Officer and Corporate Secretary

Sarah Fay, Chair, Nominating and Governance Committee

Re:                             Notice of Nomination of Directors for Election

at the 2016 Annual Meeting of Stockholders of TheStreet, Inc. (the “Corporation”)

Ladies and Gentlemen:

This Notice is submitted on the date hereof by and on behalf of Spear Point Capital Fund LP, a Delaware limited partnership, Spear Point Condor LP, a Delaware limited partnership, FiveMore Special Situations Fund Ltd, a Cayman limited liability company, and FiveT Investment Management Ltd, a Cayman limited liability company  (each a “Stockholder” and collectively, the “Stockholders”) pursuant to the requirements (the “Bylaw Requirements”) set forth in Corporation’s Corporate Governance Guidelines, the Corporation’s Policy Governing Director Qualifications and Nominations, and the Amended and Restated By-Laws of the Corporation (collectively, the “Policies”), of their determination to nominate each person identified below (the “Nominees”) for election to the Board of Directors (the “Board”) of the Corporation at the 2016 Annual Meeting of Stockholders of the Corporation (together with any adjournments, postponements or stockholder meetings held in lieu thereof, the “Annual Meeting”).

The Stockholders hereby nominate and represent that they intend to appear in person or by proxy at the Annual Meeting to nominate for election to the Board the following persons (each, a “Nominee” and collectively, the “Nominees”):

Johannes Minho Roth

Alexius John Benedict Fenwick

Johannes Minho Roth is the Managing Director and Chairman of FiveT Capital Holding AG, a Switzerland-based innovative financial holdings firm, and director of FiveT Capital AG, which is the investment advisor to FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd.  Mr. Roth has many years of experience in international markets and technology businesses including acting as Chief Executive Officer at FiveT Capital AG and as an equity specialist and proprietary trader at Baaderbank AG.  Mr. Roth has served on public and private boards, which has provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies, and as an investor is focused on stockholder value enhancement.

Alexius John Benedict Fenwick is a former CEO of Dow Jones, where he led business strategy and operations for the company’s suite of premier brands including The Wall Street Journal, America’s largest newspaper, Barron’s, MarketWatch, Factiva, Dow Jones Risk & Compliance, Dow Jones VentureSource and DJX.  Mr. Fenwick joined Dow Jones in 2012 after more than two decades at Bloomberg L.P. where he served in a various roles including manager of global sales, chief operating officer, seven years as CEO, and founder of Bloomberg Ventures.  Mr. Fenwick has significant business experience in media, sales and data management, and has served on public and private company boards.

Our understanding is that the Board has been divided into three classes, denominated Class I, Class II and Class III.  Directors in each class hold office for staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election until the third annual meeting of stockholders following their election or until their successors are duly elected and qualified. The terms of the current Class II directors will expire at the Annual Meeting.  Currently, there is one incumbent Class II director, Mr. Keith Hall.  On February 22, 2016, Elisabeth DeMarse, resigned as the Issuer’s Chief Executive Officer and as a member of the Board.  Accordingly, there is also a current vacancy in Class II.

This nomination of, and notice of intent to nominate, the Nominees is for the election as two Class II directors for three-year terms expiring at the Corporation’s Annual Meeting of Stockholders in 2019.  If elected at the Annual Meeting, the Nominees would become the two Class II directors.

Additional information about the Nominees is set forth in Exhibit A hereto. The Nominees’ written consents to being named in a proxy statement as a nominee and to serving as a director if elected are attached as Exhibit B.  Each Nominee is also party to an agreement with the Stockholders, copies of which are attached hereto as Exhibit C, pursuant to which the Stockholders have agreed to reimburse any expenses which may be incurred by the Nominees in connection with their nomination for election as directors, and to indemnify each such Nominee with respect to certain costs which may be incurred by such Nominee in connection with the nomination (the “Nomination Agreement”).  The Nomination Agreements do not provide for any compensation to the Nominees for their agreement to be nominated, for any responsibilities in connection therewith, or for serving as directors, if they are elected.  Except for the employment of Mr. Roth with FiveT Capital AG (which predates and is unrelated to the nomination), there are no contracts, arrangements or understandings between the Stockholders (or their affiliates) and either Nominee, and the Stockholders have not otherwise agreed to provide any compensation to the Nominees, for any purpose.  Mr. Roth, in his position with FiveT Capital AG, the investment advisor to FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd, may receive compensation from FiveT Capital AG indirectly related to the investments made by FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd in the Corporation. However, Mr. Roth’s compensation is not directly tied to such investments in the Corporation, and Mr. Roth’s compensation is not related to his nomination or his service as a director of the Corporation if he is elected.

The information provided in this Notice includes all information relating to the Nominees that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Stockholders are primarily engaged in the business of investing in securities.  The principal address of FiveMore Special Situations Fund Ltd is c/o M&C Corporate Services, P.O Box 309 GT, Ugland House, South Churge Street, George Town, Grand Cayman, Cayman Islands 309 GT.  The principal address of FiveT Investment Management Ltd is c/o DMS Corporate Services Ltd, dms House, 20 Genesis Close, 2nd Floor, P.O Box 1344, Grand Cayman, KY1-1108, Cayman Islands.  The address of the principal business and principal offices of Spear Point Capital Fund LP and Spear Point Condor LP is 400 Poydras, New Orleans, LA 70130.

As set forth in the Schedule 13D (as may be amended from time to time, the “Schedule 13D”) filed by the Stockholders with the Securities Exchange Commission (“SEC”) on March 8, 2016, the Stockholders own, in the aggregate, 3,440,384 shares of common stock, par value $.01 per share (the “Common Stock”), of the Corporation, 9.77% of the outstanding shares of Common Stock (determined based on a total of 35,229,680 shares of Common Stock outstanding as of March 3, 2016, as reported by the Corporation on its most recent Annual Report on Form 10-K, filed March 9, 2016).  A copy of the Schedule 13D is enclosed as Exhibit D.

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As set forth in the Schedule 13D, as of March 8, 2016, Spear Point Capital Fund LP owns 572,582 shares of Common Stock.  Spear Point Condor LP owns 1,167,802 shares of Common Stock.  FiveMore Special Situations Fund Ltd owns 1,200,0000 shares of Common Stock.  FiveT Investment Management Ltd owns 500,0000 shares of Common Stock.  The Stockholders continue to hold Common Stock in such respective amounts as the date hereof.  Purchases and sales of shares of Common Stock are described in Schedule 13D and in the table in Exhibit E.

Each of the Stockholders hereby states that it (i) it does not, directly or indirectly, own beneficially any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”), and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (ii) it is not party to any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation other than to the extent to which that certain Agreement, dated March 8, 2016, by and among the Stockholders and the other persons identified therein, which is attached to the Schedule 13D as Exhibit 99.2, could be characterized as such, (iii) it does not have any short interest in any security of the Corporation held by each such party (with the understanding that for these purposes, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (iv) it does not have any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, except to the extent, and in the same manner, that such rights are afforded to holders of Common Stock pursuant to the Corporation’s certificate of incorporation, (v) it does not have any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which it is a general partner nor does it, directly or indirectly, beneficially own an interest in a general partner, and (vi) it does not have any performance-related fees (other than an asset-based fee) that it is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice.  The terms of the Stockholders partnership agreements include customary incentive allocations to their general partners based on increases in the net asset value.  The Stockholders will each undertake to supplement the information regarding their ownership of Common Stock and the set forth in this paragraph not later than ten (10) days after the record date for determining the stockholders entitled to notice of the Annual Meeting and/or to vote at the Annual Meeting in order to disclose such ownership as of such record date.

The information set forth in this Notice includes any information relating to the Stockholders that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of the Nominees as directors in a contested election pursuant to Section 14 of the Exchange Act.  In the event the Corporation believes further information regarding the Nominees, the nomination or the Stockholders is necessary, please advise and the Stockholders will provide any reasonably required information.

The Stockholders do not intend to deliver a proxy statement and form of proxy to holders at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by the Stockholders to be sufficient to elect the Nominees (“Solicitation Statement”) as directors.  The Stockholders do not currently intend to solicit holders of the Corporation’s capital stock in connection with the election of the Nominees as directors, other than engaging in solicitation in reliance on Rule 14a-2(b)(2) under the Exchange Act which permits non-registered solicitations of up to ten stockholders without incurring proxy filing and disclosure obligations.  In the event the Stockholders determine to solicit holders of capital stock and deliver a Solicitation Statement, they will inform the Corporation.

The Stockholders acknowledge that the Corporation may require the Nominees to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including information relevant to a determination whether such proposed nominee can be considered an independent director.  In the event the Corporation believes such further information regarding the Nominees is necessary, please advise and the Stockholders will provide any reasonably required information.  As set forth in the Nomination Agreements, the Nominees have agreed to provide any reasonably

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necessary information.

In the event one or both of the Nominees becomes unable to serve if elected, the Stockholders will promptly notify the Corporation.  The Stockholders reserve the right to nominate other persons for election as directors at the Annual Meeting, in such events.

The Stockholders will comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the nominations and related matters set forth in this Notice.

The Stockholders have an interest in the election of directors at the Annual Meeting through their respective ownership of share of Common Stock of the Corporation, as described on the Schedule 13D.  Mr. Roth has an indirect interest in the election of directors at the Annual Meeting through his role as director of FiveT Capital AG, investment advisor to FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd.

With respect to each Stockholder, other than as disclosed in this Notice, (i) such Stockholder is not now, and was not, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither such Stockholder nor any of their respective associates have any arrangement or understanding with any person with respect to (A) any future employment by the Corporation or its affiliates or (B) any future transactions to which the Corporation or any of its affiliates will or may be a party.

With respect to each Nominee, such Nominee is independent under the independence standards applicable to the Corporation under paragraph (a)(1) of Item 407 of Regulation S-K of the Exchange Act and the Nasdaq listing standards.

Further, except as set forth in this Notice, (i) during the past 10 years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of the Corporation; (iii) no Nominee owns any securities of the Corporation which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of the Corporation during the past two years; (v) no part of the purchase price or market value of the securities of the Corporation owned by any Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially, directly or indirectly, any securities of the Corporation; (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Corporation; (ix) no Nominee or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Corporation’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Corporation or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Nominee or any of his associates has any arrangement or understanding with any person with respect to any future employment by the Corporation or its affiliates, or with respect to any future transactions to which the Corporation or any of its affiliates will or may be a party; and (xi) no Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting. There are no material proceedings to which any Nominee or any of his associates is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries. With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

All Exhibits or other attachments hereto, and any other information or documents referred to herein or therein, are hereby incorporated into, and made part of, this Notice.  Accordingly, all matters disclosed in any part of this Notice, including the Exhibits, attachments or other documents or information incorporated herein, should be deemed disclosed for all purposes of this Notice.

Unless expressly indicated otherwise herein, information is set forth herein as of the close of business on the date hereof. Neither the delivery of this Notice nor any delivery by any Stockholder or Nominee of additional information to the Corporation from and after the date hereof shall be deemed to constitute an admission by any

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Stockholder, Nominee or any of their respective affiliates (if any) that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or any other matter, or a waiver by any Stockholder, Nominee or any of their respective affiliates (if any) of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board in anticipation of, or following receipt of, this Notice).

Furthermore, this Notice assumes that the Board will nominate a total of two director nominees for election to the Board at the Annual Meeting and if the Board increases the number of directors to be nominated and elected at the Annual Meeting or a special meeting called for a similar purpose, the Record Holder reserves the right to add additional director nominees in respect of each such additional directorship.

In the event any statement or other information in this Notice is not correct, or to the extent any applicable information has been omitted from this Notice, the Stockholders and Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

[Signature pages follows]

*              *              *              *              *

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Stockholder Signature Page

IN WITNESS WHEREOF, the Stockholders have caused this Notice to be duly executed and delivered on the date and year first above written:

SPEAR POINT CAPITAL FUND LP
SPEAR POINT CONDOR LP

By:	SPEAR POINT CAPITAL MANAGEMENT LLC

By:	/s/ Trevor Colhoun
	Name:	Trevor Colhoun
	Title:	Managing Member

Addresses for Notices:

SPEAR POINT CAPITAL FUND LP

SPEAR POINT CONDOR LP

c/o Spear Point Capital Management LLC

400 Poydras Street, Suite 2100

New Orleans, LA 70130

Phone: (504) 252-1369

Fax: (203) 621-3180

Attention: Ernest C. Mysogland

Stockholder Signature Page

IN WITNESS WHEREOF, the Stockholders have caused this Notice to be duly executed and delivered on the date and year first above written:

FIVEMORE SPECIAL SITUATIONS FUND LTD
FIVET INVESTMENT MANAGEMENT LTD

By:	FIVET CAPITAL AG

By:	/s/ Johannes M. Roth
	Name:	Johannes M. Roth
	Title:	CEO

Address for Notices:

FiveMore Special Situations Fund Ltd

FiveT Investment Management Ltd

c/o FiveT Capital AG

Allmendstrasse 140

8041 Zurich, Switzerland

+41 43 3222510

Enclosures:

Exhibit A — Nominee Information

Exhibit B — Nominee Consents

Exhibit C — Nomination Agreement

Exhibit D — Schedule 13D

Exhibit E — Stock Transactions

Exhibit A

Johannes M. Roth

Mr. Roth (age 37) is the founder and, since 2006, has been Managing Director and Chairman of FiveT Capital Holding AG, an investment holding company based in Switzerland with businesses specializing in asset management, risk management and alternative investments. Since 2006, Mr. Roth has been a board member of FiveT Capital AG, Zürich, Switzerland, which advises several long-only funds and operates an asset management business for high net-worth individuals. We believe Mr. Roth’s qualifications to be elected to the Board include his background in financial investments, financial and risk management and equity capital markets as well as his experience in management positions and as a director of public companies.  Mr. Roth serves as a director of public companies Plug Power Inc. (Nasdaq: PLUG), Gevo, Inc. (Nasdaq: GEVO), ProMis Neurosciences Inc. (TSX: AMF) and Phorm Corporation Limited (AIM: PHRM).  (Mr. Fenwick is also a director of Phorm).  Mr. Roth serves on the audit committees of Plug Power and Gevo.  Mr. Roth is also a director of Insilico Biotechnology AG, a private company.  Mr. Roth earned an undergraduate degree in Business Administration and Economics and a graduate degree in Management from Hohenheim University (Stuttgart, Germany).

Mr. Roth’s business address is FiveT Capital AG, Allmendstrasse 140, 8041 Zurich, Switzerland, and his residence address is 37-39 Arkwright Road, Flat K, London, NW36BJ, United Kingdom.  Mr. Roth’s principal occupation is serving as Managing Director and Chairman of FiveT Capital Holding AG, and director of FiveT Capital AG.  Mr. Roth does not own, beneficially or of record, and has not purchased or sold during the past two years, any shares of capital stock of the Corporation (other than to the extent he may deemed to be the beneficial owner of any shares held by FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd. due to his role with FiveT Capital AG, investment advisor to FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd.).  Information regarding purchases and sales of securities of the Corporation by FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd. see Schedule 13D and Exhibit E.

Exhibit A

Alexius John Benedict Fenwick

Mr. Fenwick (age 55) is founder and CEO of Selector Consultancy LLC, a firm focused on media, data and sales which he founded in March 2014. Mr. Fenwick is the Chairman of Phorm Corporation Limited (AIM: PHRM) internet personalization technology company.  (Mr. Roth is a director of Phorm as well). Mr. Fenwick is also a director of privately held Duedil Ltd., a London-based company offering information on private companies and professionals including key financials, legal dealings, reviews, and ratings.  Mr. Fenwick is also a director and Chairman of newly-formed Heckyl, Inc.  We believe Mr. Fenwick’s qualifications to be elected to the Board include his significant business experience in media, sales and data management, and experience serving on public and private company boards. From January 2012 until February 2014 Mr. Fenwick was CEO of Dow Jones & Co., where he led business strategy and operations for the company’s suite of premier brands including The Wall Street Journal, Barron’s, MarketWatch, Factiva, Dow Jones Risk & Compliance, Dow Jones VentureSource and DJX.  Mr. Fenwick joined Dow Jones after more than two decades at Bloomberg L.P. where he served in a various roles including manager of global sales, chief operating officer, seven years as CEO (2001 — 2008), and founder and CEO of Bloomberg Ventures LLC (2008 — 2012).

In addition to the companies described above, Mr. Fenwick served as a director or partner of the following entities during the last five years:

Bloomberg L.P.
Bloomberg Inc.
Bloomberg Communications Inc.
Bloomberg SP Inc.
Bloomberg (GP) Finance LLC
Skillman Business Park LLC
Bloomberg T-Book Inc.
731 Funding LLC
Bloomberg Korea LLC
Bloomberg Finance Germany LLC
Bloomberg Ventures LLC
BLP Consulting Services Ltd.
Bloomberg New Zealand
Bloomberg Korea Ltd.
Bloomberg Data Services (India) Private Limited
BFM Financial Research Ltd.
Bloomberg Venezuela SRL
Bloomberg Bermuda Limited
Bloomberg Telecommunications Pte Ltd.
Bloomberg U.K. Limited
Bloomberg Value-Added Network Services South Africa (Proprietary) Limited
Bloomberg Chile Limitada

Mr. Fenwick’s business and residence is 55 Ludlow Street, New York, NY 10002.  Mr. Fenwick’s principal occupation is serving as CEO of Selector Consultancy LLC.  Mr. Fenwick does not own, beneficially or of record, and has not purchased or sold during the past two years, any shares of capital stock of the Corporation.

Exhibit B

Nominee Consents

Consent

I hereby consent to:

(a)                     being nominated by stockholders Spear Point Capital Fund LP, Spear Point Condor LP, FiveMore Special Situations Fund Ltd, and FiveT Investment Management Ltd (“the Stockholders”) for election to the Board of Directors (the “Board”) of TheStreet, Inc., a Delaware corporation (“TST”), at the 2016 Annual Meeting of TST Stockholders (the “2016 Annual Meeting”);

(b)                     being nominated by the Stockholders and named as a nominee in any notice or other communication to TST, in any proxy statement or other proxy solicitation materials prepared by the Stockholders or by TST, and in any SEC filings that may be prepared by the Stockholders or by TST in connection with such nomination or any proxy solicitation, or otherwise as may be required in connection with such nomination; and

(c)                      serving as a director of TST if elected.

/s/ Johannes M. Roth
Name: Johannes Minho Roth

Dated: March 10, 2016

Consent

I hereby consent to:

(a)                     being nominated by stockholders Spear Point Capital Fund LP, Spear Point Condor LP, FiveMore Special Situations Fund Ltd, and FiveT Investment Management Ltd (“the Stockholders”) for election to the Board of Directors (the “Board”) of TheStreet, Inc., a Delaware corporation (“TST”), at the 2016 Annual Meeting of TST Stockholders (the “2016 Annual Meeting”);

(b)                     being nominated by the Stockholders and named as a nominee in any notice or other communication to TST, in any proxy statement or other proxy solicitation materials prepared by the Stockholders or by TST, and in any SEC filings that may be prepared by the Stockholders or by TST in connection with such nomination or any proxy solicitation, or otherwise as may be required in connection with such nomination; and

(c)                      serving as a director of TST if elected.

/Alexius John Benedict Fenwick
Name: Alexius John Benedict Fenwick

Dated: March 10, 2016

Exhibit C

Nomination Agreements

[See Nomination Agreements included as Exhibits 99.8 and 99.9]

Exhibit D

Schedule 13D

[See Schedule 13D filed by Reporting Persons March 8, 2016]

Exhibit E

Two Year Summary Table:

The following table indicates the date of each purchase and sale of shares of Common Stock made by the Stockholders within the past two years, and the number of shares in each such purchase and sale.

Stockholder	Date of Transactions	Number of Shares Purchased/(Sold)	Price $ Per Share
FiveMore	2016-01-22	5,000	1.379
FiveMore	2016-01-27	5,000	1.343
FiveMore	2016-01-28	10,000	1.335
FiveMore	2016-01-29	20,000	1.339
FiveMore	10/02/2014	(6,089)	2.64
FiveMore	18/02/2014	(18,678)	2.65
FiveMore	20/02/2014	(66,623)	2.67
FiveMore	25/02/2014	(19,077)	2.9
FiveMore	26/02/2014	(12,300)	2.9
FiveMore	19/03/2014	(20,000)	2.67
FiveMore	31/03/2014	5,000	2.62
FiveMore	07/04/2014	(85,000)	2.58
FiveMore	08/04/2014	(25,900)	2.53
SP Capital Fund	02/24/16	(2,100)	1.07
SP Capital Fund	02/25/16	(11,100)	0.97
SP Capital Fund	02/26/16	(3,000)	0.89
SP Capital Fund	02/26/16	(600)	0.89
SP Capital Fund	02/29/16	(1,951)	0.89
Condor	01/04/16	1,500	1.49
Condor	01/05/16	1,000	1.50
Condor	01/06/16	3,000	1.49
Condor	01/07/16	1,000	1.49

Condor	02/01/16	1,000	1.25
Condor	02/02/16	1,000	1.22
Condor	02/03/16	100	1.29
Condor	02/04/16	1,100	1.20
Condor	02/05/16	500	1.19
Condor	02/24/16	(3,700)	1.06
Condor	02/24/16	(2,500)	1.06
Condor	02/25/16	(15,000)	0.95
Condor	02/26/16	(600)	0.89
Condor	02/29/16	(4,403)	0.89
Capital Fund	07/08/15	100	1.87
Condor	07/06/15	1,000	1.87
Condor	07/07/15	600	1.86
Condor	07/08/15	700	1.87
Condor	07/09/15	367	1.84
Condor	07/23/15	100	1.87
Condor	07/24/15	100	1.84
Condor	07/15/15	(100)	1.84

Capital Fund	05/07/15	8,100	1.79
Capital Fund	05/11/15	2,186	1.79
Capital Fund	05/12/15	3,439	1.80
Capital Fund	06/01/15	200	1.96
Capital Fund	05/20/15	(343	(1.90)
Capital Fund	06/12/15	800	1.93
Capital Fund	06/12/15	800	1.93
Capital Fund	06/17/15	900	1.88
Capital Fund	06/17/15	900	1.88
Capital Fund	06/18/15	800	1.84
Capital Fund	06/18/15	800	1.84
Capital Fund	06/19/15	300	1.87
Capital Fund	06/19/15	300	1.87
Capital Fund	06/25/15	362	1.82
Capital Fund	06/25/15	362	1.82
Capital Fund	06/26/15	38	1.83
Capital Fund	06/26/15	38	1.83
Capital Fund	06/29/15	300	1.84
Capital Fund	06/29/15	300	1.84
Condor	05/13/15	8,318	1.92
Condor	05/13/15	50,789	1.89
Condor	05/14/15	123,985	1.92
Condor	05/14/15	50,000	1.94
Condor	05/15/15	46,164	1.91
Condor	05/18/15	40,681	1.94
Condor	05/19/15	40,000	1.97
Condor	05/20/15	4,063	1.95
Condor	05/20/15	100,000	1.97
Condor	05/26/15	13,116	1.94
Condor	05/27/15	23,800	1.95
Condor	05/28/15	200	1.93
Condor	05/29/15	4,400	1.96
Condor	06/01/15	2,600	1.93
Condor	06/02/15	12,146	1.95
Condor	06/03/15	1,600	1.95
Condor	06/04/15	2,400	1.95
Condor	06/08/15	1,549	1.94
Condor	06/09/15	15,001	1.96
Condor	06/10/15	13,074	1.96
Condor	06/12/15	1,200	1.93
Condor	06/15/15	1,900	1.90
Condor	06/16/15	1,200	1.88
Condor	06/26/15	17,614	1.83
Condor	06/26/15	586,000	1.92
Condor	06/30/15	9,660	1.84
Condor	06/17/15	(1,000	(1.89)
Condor	06/18/15	(400	(1.80)
Condor	07/01/15	12,292	1.88